EXHIBIT 15.1
Offshore Logistics, Inc.
Houston, Texas

Re:	Registration Statements No. 333-115473 and No. 333-121207 on Form S-8.
      With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated January 6, 2006 related to our review of interim financial information. Our report refers to the Company’s restatement of the condensed consolidated statements of income and cash flows for the three month and six month periods ended September 30, 2004.
      Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an accountant, or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
New Orleans, Louisiana
January 11, 2006

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